 Exhibit 99.1

Unigene Reports First Quarter 2011 Financial Results

-First quarter marked by the validation of Unigene’s oral peptide drug delivery technology with positive top-line Phase 3 results from Tarsa’s ORACAL trial of oral calcitonin; NDA filing expected before year end –
-Significant advancements with Phase 2 oral PTH study; top-line results expected before year end-

May 9, 2011 –BOONTON, N.J. -- (BUSINESS WIRE) -- Unigene Laboratories, Inc. (OTCBB: UGNE) a leader in the design, delivery, manufacture and development of peptide-based therapeutics announced first quarter financial results for the period ended March 31, 2011. The Company highlighted significant progress achieved in the first quarter with the execution of its turnaround strategy.

First Quarter 2011 Financial Summary
Unigene announced net loss of $0.07 per share for the three months ended March 31, 2011. Cash at March 31, 2011 was $8.2 million.  The Company's current cash position is expected to be sufficient to fund its business operations into the second half of 2012.

First Quarter 2011 Highlights

•	Validated oral peptide drug delivery technology with positive top-line Phase 3 results from Tarsa’s ORACAL trial of oral calcitonin;

•	Dosed first patient in Phase 2 oral PTH study for the treatment of osteoporosis in postmenopausal women; and

•	Accelerated the development of lead proprietary anorexigenic peptide UGP281 for obesity.

Subsequent to Quarter End Highlights

•	Increased support for Tarsa in preparation for oral calcitonin NDA submission with $1.5 million investment; and
•	Completed patient enrollment in Phase 2 oral PTH study for the treatment of osteoporosis in postmenopausal women and receipt of $4 million milestone payment from GSK.

Ashleigh Palmer, Unigene President and CEO stated, "We have made significant strides advancing our strategy during the first quarter of this year and I am thrilled with the progress we have made with our Biotechnologies and Therapeutics strategic business units. The positive top-line Phase 3 results of oral calcitonin reported by Tarsa not only validate our proprietary oral delivery and manufacturing technologies, but we believe also de-risk our ongoing development programs. During the quarter we made tremendous progress with our Phase 2 oral PTH program licensed to GSK, and the flawless execution of this study remains a priority throughout the rest of the year. We believe we have laid the foundation for multiple game-changing events over the course of 2011 and have more confidence than ever that we are positioned to realize the full value and potential of the new Unigene for all of our shareholders.”

Unigene Biotechnologies Overview
The Company is expanding and exploiting its industry-leading Peptelligence(TM) platform of peptide oral drug delivery and manufacturing assets, expertise and capabilities to establish a robust portfolio of strategically partnered opportunities.  The Company’s business-to-business marketing and robust business development initiatives are expected to generate near-term revenue from ongoing and additional feasibility studies and service fees and establish a solid foundation for potential high-value milestone and other payments over the next 12-18 months ensuring the maximization of shareholder value in the long-term.

Unigene has already received strong validation of its recombinant manufacturing technology by way of the Company's out-licensing of its proprietary process to manufacture the active pharmaceutical ingredient in Novartis' oral calcitonin product candidate currently in Phase 3 clinical trials for osteoarthritis and osteoporosis. Unigene expects that Novartis will announce Phase 3 results in the second half of 2011.

Unigene Therapeutics Overview
Unigene is focused on advancing its own pipeline of novel, proprietary peptide product candidates focused on metabolic disease and inflammation. The Company expects to report several key events with its late-stage product development programs throughout 2011.

On December 10, 2010, Unigene entered into an amended and restated exclusive worldwide license agreement with GlaxoSmithKline (GSK) to develop and commercialize an oral formulation of a recombinantly produced experimental parathyroid hormone (PTH) analog for the treatment of osteoporosis in postmenopausal women. Under the terms of the amended and restated agreement, Unigene is responsible for the conduct of the Phase 2 study. The Company received an upfront payment of $4 million to cover costs associated with the Phase 2 study, and also is entitled to receive further payments of up to $142 million based on the achievement of regulatory and commercialization milestones. In addition, Unigene is eligible to receive tiered double-digit royalties in the low-to-mid teens on global sales.

Unigene has made significant progress with its Phase 2 oral PTH study. On March 15, 2011, Unigene announced the dosing of the first subject in its Phase 2 study of oral PTH. On April 27, the Company announced the completion of patient enrollment of this Phase 2 study and, as a result, Unigene received a $4 million milestone payment from GSK. The Company expects to announce top-line Phase 2 results before the end of 2011. Once the Phase 2 study has been completed and based on a review of the data, GSK may elect to assume responsibility for all future development and commercialization of the product.

In 2009, Unigene licensed its late-stage oral calcitonin formulation to Tarsa Therapeutics, a venture financed company founded exclusively to conduct Phase 3 clinical testing and prepare Unigene's proprietary oral calcitonin formulation for commercialization. In February 2011, Tarsa completed the Phase 3 study. On March 24, 2011 Unigene announced that the statistically significant top-line results released by its licensee, Tarsa Therapeutics, validate its proprietary oral peptide drug delivery technology. The ORACAL study achieved its primary endpoint and the results support Tarsa’s plans for a New Drug Application (NDA) submission to the Food and Drug Administration (FDA) targeted before the end of 2011. The study design and endpoints were agreed with the FDA through a formalized Special Protocol Assessment (SPA) process. Tarsa also plans to submit a Marketing Authorization Application (MAA) to the European Medicines Agency (EMA) in the first half of 2012. Tarsa expects that the full data from the study will be presented in a prestigious, peer-reviewed forum in the second half of 2011.

Additionally, Tarsa initiated a Phase 2 osteoporosis prevention study TAR01-201 with oral calcitonin. Tarsa further announced during the quarter that it has completed screening and has begun to randomize patients in this trial. TAR01-201 is a double-blind study comparing oral recombinant salmon calcitonin to placebo in approximately 120 postmenopausal women who have low bone mass (osteopenia) and are at increased risk of fracture. This proof-of-concept study is evaluating the ability of oral calcitonin to prevent osteoporosis and maintain bone mass in this population.

On April 8, 2011, along with the founding investors of Tarsa Therapeutics, Unigene entered into an agreement to purchase $1.5 million in convertible promissory notes and warrants from Tarsa to help fund Tarsa’s business operations into the first half of 2012. Unigene also announced that Tarsa has selected Unigene to conduct the stability testing for its oral calcitonin and will pay Unigene $1.04 million for these services.

As a result of this investment, Unigene currently owns a 20% stake in Tarsa on a fully diluted basis, subject to the potential for further dilution, and is eligible to receive sales-related milestone payments and royalties on worldwide sales.

During the first quarter 2011, Unigene announced that it is accelerating the development of its lead proprietary anorexigenic peptide, UGP281, currently in advanced preclinical development. An anorexigenic peptide is one that diminishes or controls appetite and offers potential therapeutic benefit to morbidly obese patients. The Company expects to file an Investigational New Drug (IND) application with the FDA and initiate Phase 1 clinical studies in the first half of 2012.

UGP281, a potent anorexigenic peptide, has demonstrated substantial decreases in food consumption and weight in multiple in vivo preclinical studies. Unigene’s “Peptelligence™” core competence should allow UGP281 to be manufactured and delivered by way of Unigene’s proprietary recombinant production and oral delivery technologies. Longer term oral studies with UGP281 in dog models are currently ongoing.

Additional Financial Results & Notes
Revenue for the three months ended March 31, 2011 was $2.1 million, compared to $2.5 million for the three months ended March 31, 2010. Revenue for both periods primarily consisted of Fortical sales and royalties which have declined since the launch of competitive products in December 2008.

Net loss for the three months ended March 31, 2011 decreased approximately $9.3 million, or 58%, to $6.6 million from $15.9 million for the corresponding period in 2010. This was primarily due to loss on change in fair value of embedded conversion feature of $10 million, debt issuance cost of $2 million, and an inventory reserve of $576,000 in 2010.  These were partially offset by an increase in interest expense of $1.2 million, as well as an increase in other operating expenses of $1 million and a decrease in revenue of $407,000.

Net cash at March 31, 2011 decreased approximately $4 million from December 31, 2010.  This decrease includes Levy related settlement payments of $1.2 million as well as PTH Phase 2 expenditures of $1.2 million.  The $4 million milestone payment from GSK for completion of patient enrollment was received in May 2011.

Conference Call and Webcast Instructions
Unigene will host a conference call and live audio webcast today, Monday, May 9, 2011 at 11 a.m. EDT to discuss first quarter 2011 financial results.

Interested participants and investors may access the conference call at 11 a.m. (EST) by dialing 866-788-0542 (U.S./Canada) or 857-350-1680 (international); participant code 42415249. An audio webcast can be accessed by logging on to the Investors and Media section under the Events tab of the Unigene web site, http://www.unigene.com.

A telephonic replay of the call will be available for seven days beginning at 8 p.m. (EST). Access numbers for this replay are 888-286-8010 (U.S./Canada) and 617-801-6888 (international); participant code 60625422. The webcast replay will remain available in the Investors section of the Unigene Laboratories web site for 30 days.

About Unigene Laboratories, Inc.
Unigene Laboratories, Inc. is a leader in the design, delivery, manufacture and development of peptide-based therapeutics. The Company is building a robust portfolio of proprietary partnerships in this expanding drug class based on its Peptelligence™ platform. Peptelligence encompasses extensive intellectual property covering delivery and manufacturing technologies, unsurpassed research and development expertise, and proprietary know-how representing a genuine distinctive competence. Core Peptelligence assets include proprietary oral and nasal peptide delivery technologies, and proprietary, high-yield, scalable and reproducible E. coli-based manufacturing technologies.

Unigene’s technologies have extensive clinical and partner validation. The Company’s first product to market, Fortical®, a nasal calcitonin product, received FDA approval in 2005 and is marketed in the U.S. by Upsher-Smith for the treatment of postmenopausal osteoporosis. Pivotal clinical programs include an oral calcitonin for the treatment of osteoporosis licensed to Tarsa Therapeutics, with an NDA filing expected in H2 2011. Other validating relationships include an oral parathyroid hormone currently in Phase 2 and licensed to GlaxoSmithKline. In addition, Unigene has a manufacturing license agreement with Novartis, which is completing three Phase 3 studies of oral calcitonin for the treatment of osteoporosis and osteoarthritis.

For more information about Unigene, please visit http://www.unigene.com. For information about Fortical, please visit http://www.fortical.com.

Safe Harbor statements under the Private Securities Litigation Reform Act of 1995: This press release contains forward-looking statements, including with respect to clinical studies of one of our licensees. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties, and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various risk factors. These known and unknown risk factors include, but are not limited to: the delay in obtaining or the failure to obtain regulatory approvals for our products and the products of our licensees that may generate royalty and milestone payments to us, our ability to achieve product sales and royalties, competition, our dependence on other companies to commercialize, manufacture and sell products using our technologies, the ability of our products to gain market acceptance and increase market share, the uncertainty of results of animal and human testing, the risk of product liability and liability for human clinical trials, our dependence on patents and other proprietary rights and the risks associated with patent litigation, dependence on key management officials, the availability and cost of capital, the availability of qualified personnel, changes in, or the failure to comply with, governmental regulations, general economic and business conditions, our history of losses and ability to achieve profitability, litigation and other risk factors discussed in our Securities and Exchange Commission ("SEC") filings, including our annual report on Form 10-K and our quarterly reports on Form 10-Q. Words such as "anticipates," "expects," "intends," "plans," "predicts," "believes," "seeks," "estimates," "may," "will," "should," "would," "potential," "continue," and variations of these words (or negatives of these words) or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying forward-looking statements. In addition, any statements that refer to expectations, projections, contingencies, goals, targets or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements and are not statements of historical fact. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we are under no obligation to publicly update or revise any forward-looking statements after the date of this release.

Investor/Media Contact:
Unigene Laboratories, Inc.
Jenene Thomas
VP, Investor Relations and Corporate Communications
Email:  jthomas@unigene.com
Direct:  973-265-1107

Tables to follow

UNIGENE LABORATORIES, INC.
CONDENSED BALANCE SHEETS

	March 31, 2011	December 31, 2010
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$8,150,542	$12,200,800
Accounts receivable	1,536,861	1,553,091
Accounts receivable – Tarsa	88,578	186,263
Inventory, net	1,352,205	1,417,934
Prepaid expenses and other current assets	529,981	699,950
Total current assets	11,658,167	16,058,038

Noncurrent inventory	2,731,629	2,881,980
Property, plant and equipment, net	3,044,702	3,190,117
Patents and other intangibles, net	2,701,486	2,670,044
Investment in China joint venture	2,873,070	3,175,925
Investment in Tarsa	--	--
Deferred financing costs, net	160,916	181,457
Other assets	322,989	313,382
Total assets	$23,492,959	$28,470,943

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$788,547	$974,998
Accrued expenses	1,859,755	2,834,345
Current portion - deferred licensing fees	2,287,636	2,290,916
Due to China joint venture partner	1,200,000	1,200,000
Total current liabilities	6,135,938	7,300,259

Note payable–Victory Park, net of discount of $6,393,556
in 2011 and $7,209,700 in 2010	26,606,444	25,790,300
Notes payable – Levys	14,737,518	14,737,518
Accrued interest –Victory Park and Levys	11,180,932	9,285,359
Accrued expenses, excluding current portion	162,296	162,296
Deferred licensing fees, excluding current portion	10,590,068	11,152,037
Deferred compensation	485,454	471,890
Total liabilities	69,898,650	68,899,659

Commitments and contingencies
Stockholders’ deficit:
Common Stock - par value $.01 per share,
authorized 275,000,000 shares in 2011 and
2010; issued 92,540,982
shares in 2011 and 92,475,597 shares in 2010	925,410	924,756
Additional paid-in capital	129,894,737	129,227,058
Accumulated deficit	(177,225,571)	(170,580,263)
Treasury Stock – at cost (26,650 shares in
2011 and in 2010)	(267)	(267)

Total stockholders’ deficit	(46,405,691)	(40,428,716)

Total liabilities and stockholders’ deficit	$23,492,959	$28,470,943

UNIGENE LABORATORIES, INC.
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended March 31,
	2011	2010

Revenue:
Product sales	$647,315	$1,288,808
Royalties	514,197	779,143
Licensing revenue	562,689	312,690
Development fees and other	238,974	100,307
Tarsa revenue	162,634	51,554
	2,125,809	2,532,502
Operating expenses:
Research and development	2,421,128	1,731,379
Cost of goods sold	264,898	489,368
General and administrative	1,973,678	1,662,333
Unallocated facility expenses	750,057	796,145
Inventory reserve	--	576,021
Severance and other related expenses	349,980	78,228
	5,759,741	5,333,474

Operating loss	(3,633,932)	(2,800,972)

Other income (expense):
Loss on change in fair value of embedded conversion feature	--	(10,034,000)
Debt issuance costs	--	(2,007,534)
Interest income	27,695	18,018
Interest expense	(2,736,216)	(1,522,840)
(Loss) gain from investment in China joint venture	(302,855)	41,252

Loss before income taxes	(6,645,308)	(16,306,076)
Income tax benefit from sale of NJ tax benefit	--	359,357

Net loss	$(6,645,308)	$(15,946,719)

Loss per share – basic and diluted:
Net loss per share	$(0.07)	$(0.17)

Weighted average number of shares outstanding -
basic and diluted	92,460,582	91,773,184